Exhibit 99.1

GeoMet Announces Voting Results From Special Meeting of Stockholders

Houston, Texas — September 19, 2014 - GeoMet, Inc. (OTCQB: GMET; NASDAQ: GMETP) (the “Company”) announced that, at the special meeting of stockholders held on September 19, 2014 (the “Special Meeting”), the necessary stockholder votes were received to authorize (1) the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to remove the prohibition restricting stockholders from acting by written consent (the “Amendment”) and (2) the adoption of resolutions that have been adopted by the Company’s board of directors to ratify the Certificate of Amendment to the Certificate of Designations of Series A Convertible Redeemable Preferred Stock of the Company that was filed with the Secretary of State of the State of Delaware on December 21, 2010 (the “Resolution Adoption”), as more fully described in the definitive proxy statement filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 21, 2014.

The Amendment was authorized at the Special Meeting by the holders of 85.7% of the outstanding shares of the Company’s Series A Convertible Redeemable Preferred Stock (the “Preferred Stock) and by the holders of 67.1% of the Preferred Stock (on an as-converted basis) voting together with the holders of the Company’s common stock (the “Common Stock”) as a single class.

The Resolution Adoption was authorized at the Special Meeting by the holders of 85.9% of the outstanding shares of the Preferred Stock and by the holders of 67.6% of the Preferred Stock (on an as-converted basis) voting together with the holders of the Common Stock as a single class.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical facts, all statements included in the document, including those preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such words are forward-looking statements.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. The Company undertakes no duty to update or revise these forward-looking statements.

For more information please contact William A. Wiederkehr, Jr., Treasurer and Secretary, at (713) 600-4310 or wwiederkehr@geometcbm.com.